UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 13, 2015

UPLAND SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36720	27-2992077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Congress Avenue, Suite 1850
Austin, Texas 78701
(Address of principal executive offices, including zip code)

(512) 960-1010
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

4831-9260-7019.v1

Item 2.02    Results of Operations and Financial Condition.

On November 16, 2015, Upland Software, Inc. issued a press release announcing its financial results for the quarter ended September 30, 2015. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 3.02    Unregistered Sales of Equity Securities.

On November 13, 2015, Upland completed its acquisition of Ultriva, Inc. (“Ultriva”) a cloud-based supply chain work management software provider, pursuant to an Agreement and Plan of Merger dated November 13, 2015, by and among Upland, Ultriva and certain other parties thereto (the “Merger Agreement”). In connection with the acquisition, Upland issued or will issue an aggregate of approximately 225,000 shares of its common stock to the Ultriva shareholders, all of which are unregistered shares. Additionally, the Merger Agreement provides for Upland to holdback a portion of the consideration for 12 months to satisfy potential indemnification claims Upland may have pursuant to the Merger Agreement. The maximum aggregate number of shares Upland will issue upon the release of the holdback would be $200,000 in shares of Upland common stock (all of which will be unregistered shares), with the number of shares being determined based on the average closing price per share of Upland common stock as reported on the NASDAQ Global Market over the five trading days prior to the payment date. The shares of Upland common stock issued as acquisition consideration were issued, or will be issued, pursuant to an exemption from the registration requirements under Section 5 of the Securities Act of 1933 provided by Section 4(2) thereof.

Item 8.01    Other Events.

On November 16, 2015, Upland announced its agreement to acquire Ultriva. Upland expects the Ultriva product to generate approximately $4.7 million in revenue in 2016, subject to reductions for a deferred revenue discount as a result of GAAP purchase accounting. The purchase price consideration paid was approximately $4.9 million in cash payable at closing (net of approximately $0.5 million of cash acquired), a $0.1 million cash holdback payable in four months (subject to working capital claims), a $0.6 million cash holdback payable in 12 months (subject to indemnifications claims), and approximately 225,000 shares of the Company’s common stock (additionally, up to $0.2 million in shares are expected to be held for 12 months and subject to indemnification claims by the Company). The full text of the press release announcing the transaction is attached hereto as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by Upland Software, Inc., dated November 16, 2015.

This information furnished in this Current Report under Item 2.02 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

4831-9260-7019.v1

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UPLAND SOFTWARE, INC.

By:	/s/ John T. McDonald
John T. McDonald Chief Executive Officer

Date: November 16, 2015

4831-9260-7019.v1